Exhibit 99.1

     IRON MOUNTAIN INCORPORATED REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

    * Total Revenues are $596 Million, Up 13%
    * Operating Income is $97 Million
    * OIBDA is $150 Million; 25.2% of Revenues
    * Net Income is $0.20 per Diluted Share

    BOSTON, Oct. 31 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the global leader in information protection and storage services, today announced its financial results for the third quarter ended September 30, 2006, reporting higher revenues, strong storage internal revenue growth and net income for the quarter of $0.20 per diluted share.

    Iron Mountain's total consolidated revenues for the quarter ended September 30, 2006 grew to $596 million, an increase of 13% compared to the quarter ended September 30, 2005. For the quarter, storage revenues grew 14% and service revenues grew 12% compared to the same period in 2005. Storage revenues, which are considered a key performance indicator for the information protection and storage services industry, are largely recurring since customers typically retain their records for many years. This marks the 71st consecutive quarter for which the Company has reported increased storage revenues.

    For the third quarter of 2006, the storage and service revenue internal growth rates were 11% and 3%, respectively, yielding a total internal revenue growth rate of 7%. The total core storage and services revenue internal growth rate was 9% for the quarter. The service internal growth rate and the total internal growth rate were both impacted by a large data restoration project completed by the Company's digital business in the third quarter of 2005 that did not repeat in 2006.

    "Our business continues to perform as expected and as we forecasted at our Investor Day earlier this month. Strong revenue growth, particularly in storage revenues, a key driver of our business, remains a highlight as our customer facing investments continue to generate the anticipated results," stated Richard Reese, the Company's Chairman and CEO. "We are confident that our on-going growth and productivity investments, which are designed to enhance our ability to drive long-term, increasingly profitable growth and ultimately higher shareholder value, will generate similar success."

    Operating income before depreciation and amortization ("OIBDA") was $150 million, or 25.2% of revenues, for the quarter ended September 30, 2006 compared to $148 million, or 28.1% of revenues, for the quarter ended September 30, 2005. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

    Operating income for the third quarter of 2006 was $97 million, or 16% of revenues, compared to $102 million, or 19% of revenues, for the same period in 2005. Net income for the quarter was $27 million, or $0.20 per diluted share, compared to $36 million, or $0.27 per diluted share, for the same period in 2005.

    Included in net income for the quarter is $1 million, or less than $0.01 per diluted share, of other expense, net comprised primarily of charges related to the early extinguishment of debt associated with the Company's financing activities partially offset by foreign currency related net gains. The foreign currency related gains were due primarily to the strengthening of the British Pound Sterling compared to June 30, 2006. Included in net income for the quarter ended September 30, 2005, is $7 million, or $0.03 per diluted share, of other income, net comprised primarily of foreign currency related net gains, due mainly to the strengthening of the Canadian Dollar.

    For the nine months ended September 30, 2006, the Company reported total consolidated revenues of $1.7 billion, an increase of 13% compared to the prior year. Storage revenues and service revenues also grew 13% for the first nine months of 2006 compared to the prior year. For the first nine months of the year, storage and service revenue internal growth rates were 10% and 6%, respectively, yielding a total internal revenue growth rate of 9%.

    OIBDA was $447 million, or 25.7% of revenues, for the nine months ended September 30, 2006 compared to $425 million, or 27.6% of revenues, for the nine months ended September 30, 2005.

    Operating income for the first nine months of 2006 was $292 million, or 17% of revenues, compared to $290 million, or 19% of revenues, for 2005. Net income was $92 million, or $0.69 per diluted share, for the first nine months of 2006, compared to $85 million, or $0.64 per diluted share, for the comparable period in 2005.

    Included in net income for the nine months ended September 30, 2006, is $9 million, or $0.04 per diluted share, of other income, net comprised primarily of foreign currency related net gains, due mainly to the strengthening of the British Pound Sterling and the Canadian Dollar, partially offset by charges related to the early extinguishment of debt associated with the Company's financing activities. Included in net income for the nine months ended September 30, 2005, is $3 million, or $0.01 per diluted share, of other expense, net comprised almost exclusively of foreign currency related net losses, due primarily to the weakening of the British Pound Sterling and the Euro offset by the strengthening of the Canadian Dollar.

    In line with its strategy, Iron Mountain acquires attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and service offerings while enhancing its existing operations. During the third quarter, the Company completed several small shredding and records management business acquisitions in North America.

    Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. Except as required by law, the Company undertakes no obligation to update this information (dollars in millions):

                                                                 Full Year Ending December 31, 2006
                              Quarter Ending           ------------------------------------------------------
                             December 31, 2006                 Previous                       Current
                         ------------------------      ------------------------      ------------------------
                            Low           High            Low           High            Low           High
                         ---------      ---------      ---------      ---------      ---------      ---------
Revenues                 $     594      $     609      $   2,300      $   2,350      $   2,335      $   2,350
Operating Income                98            113            392            403            390            405
Depreciation &
 Amortization                      ~56                       208            212                ~210

Capital
 Expenditures                                                360            395            360            385
Internal Revenue
 Growth                                                        8%             9%             8%             9%

    Iron Mountain's conference call to discuss the third quarter of 2006 financial results will be held today at 11:00 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at http://www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain

    Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at http://www.ironmountain.com.

    Forward Looking Statements

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2006 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (iv) the cost to comply with current and future legislation or regulation relating to privacy issues; (v) the impact of litigation that may arise in connection with incidents of inadvertent disclosures of customers' confidential information; (vi) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost and availability of financing for contemplated growth; (viii) business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (ix) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; (x) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated; and (xi) other risks described more fully in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 under "Item 1A. Risk Factors" and our Current Report on Form 8-K filed on July 11, 2006. Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    Investor Relations Contact:
    Stephen P. Golden
    Director, Investor Relations
    sgolden@ironmountain.com
    (617) 535-4799

                           Iron Mountain Incorporated
                 Condensed Consolidated Statements of Operations
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                      Three Months Ended             Nine Months Ended
                                        September 30,                  September 30,
                                 ---------------------------   ---------------------------
                                     2005           2006           2005           2006
                                 ------------   ------------   ------------   ------------
Revenues:
  Storage                        $    296,784   $    338,313   $    873,805   $    985,331
  Service and Storage
   Material Sales                     229,688        257,297        665,995        755,504

      Total Revenues                  526,472        595,610      1,539,800      1,740,835

Operating Expenses:
  Cost of Sales
   (Excluding
   Depreciation)                      237,414        277,227        696,130        798,885
  Selling, General
   and Administrative                 141,442        167,602        418,095        494,730
  Depreciation and
   Amortization                        45,698         53,146        134,989        154,267
  (Gain) Loss on
   Disposal / Writedown
   of Property, Plant and
       Equipment, Net                    (259)           505            606            494

       Total Operating
        Expenses                      424,295        498,480      1,249,820      1,448,376

Operating Income                      102,177         97,130        289,980        292,459

Interest Expense, Net                  44,308         50,462        137,336        144,294
Other (Income) Expense,
 Net                                   (6,542)           583          3,067         (9,122)

       Income Before
        Provision for
        Income Taxes
        and Minority
        Interest                       64,411         46,085        149,577        157,287

Provision for Income
 Taxes                                 27,637         19,205         63,739         64,388
Minority Interest in
 Earnings of Subsidiaries,
 net                                      397            267          1,102          1,171

       Net Income                $     36,377   $     26,613   $     84,736   $     91,728

Net Income Per Share --
 Basic                           $       0.28   $       0.20   $       0.65   $       0.70
Net Income Per Share --
 Diluted                         $       0.27   $       0.20   $       0.64   $       0.69

Weighted Average Common
 Shares Outstanding --
 Basic                                130,862        132,205        130,439        131,938
Weighted Average Common
 Shares Outstanding --
 Diluted                              132,283        133,724        131,757        133,494

Operating Income before
 Depreciation and
 Amortization                    $    147,875   $    150,276   $    424,969   $    446,726

                           Iron Mountain Incorporated
                      Condensed Consolidated Balance Sheets
                             (Amounts in Thousands)
                                   (Unaudited)

                                            December 31,   September 30,
                                                2005            2006
                                           -------------   -------------
ASSETS

Current Assets:
  Cash and Cash Equivalents                $      53,413   $      45,389
  Accounts Receivable (less
   allowances of $14,522 and
   $14,385, respectively)                        408,564         457,996
Other Current Assets                              92,191         116,534
      Total Current Assets                       554,168         619,919

Property, Plant and Equipment:
  Property, Plant and Equipment
   at Cost                                     2,556,880       2,843,779
  Less: Accumulated Depreciation                (775,614)       (915,997)
        Property, Plant and
        Equipment, net                         1,781,266       1,927,782

Other Assets:
  Goodwill, net                                2,138,641       2,185,659
  Other Non-current Assets, net                  292,065         325,587
      Total Other Assets                       2,430,706       2,511,246

      Total Assets                         $   4,766,140   $   5,058,947

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current Portion of Long-term Debt        $      25,905   $      59,748
  Other Current Liabilities                      566,091         556,438
      Total Current Liabilities                  591,996         616,186

Long-term Debt, Net of Current Portion         2,503,526       2,575,081
Other Long-term Liabilities                      294,622         359,054

Minority Interests                                 5,867           5,041

Stockholders' Equity                           1,370,129       1,503,585

      Total Liabilities and
       Stockholders' Equity                $   4,766,140   $   5,058,947

    APPENDIX A

    Operating Income Before Depreciation and Amortization

    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                            Three Months Ended    Nine Months Ended
                                               September 30,        September 30,
                                           -------------------   -------------------
                                             2005       2006       2005       2006
                                           --------   --------   --------   --------
OIBDA (Operating Income Before
 Depreciation and Amortization)(1)         $    148   $    150   $    425   $    447
  Less: Depreciation and
   Amortization                                  46         53        135        154

Operating Income (1)                       $    102   $     97   $    290   $    292

  Less: Interest Expense, net                    44         50        137        144
        Other (Income)
         Expense, net                            (7)         1          3         (9)
        Provision for
         Income Taxes                            28         19         64         64
        Minority Interest                        --         --          1          1

Net Income (1)                             $     36   $     27   $     85   $     92

Foreign Currency Impact
 on Other (Income)
 Expense, net:                             $     (6)  $     (2)  $      4   $    (11)
Debt Extinguishment Charges
 Included in Other (Income)
 Expense, net:                             $     --   $      3   $     --   $      3

    (1) Columns may not foot due to rounding.

    Free Cash Flows Before Acquisitions and Investments, or FCF

    FCF is defined as Cash Flows From Operating Activities less capital expenditures, net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs. As such, we believe this measure provides relevant and useful information to our current and potential investors. FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of Free Cash Flows Before Acquisitions and Investments to Cash Flows from Operating Activities (in millions):

                                              Nine Months Ended
                                                September 30,
                                           -----------------------
                                              2005         2006
                                           ----------   ----------
Free Cash Flows Before
 Acquisitions and Investments              $       89   $       12

   Add:  Capital Expenditures, net                180          256
         Additions to Customer
          Acquisition Costs                        10           10
Cash Flows From Operating
 Activities (2)                            $      279   $      279

    (2) Columns may not foot due to rounding.

SOURCE  Iron Mountain Incorporated
    -0-                             10/31/2006
    /CONTACT: Stephen P. Golden, Director, Investor Relations of Iron Mountain Incorporated, +1-617-535-4799, sgolden@ironmountain.com/
    /Web site:  http://www.ironmountain.com /
    (IRM)